Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-163236 on Form S-8 of our report dated March 5, 2009, relating to the financial statements and financial statement schedules of Archipelago Learning, Inc. appearing in this Annual Report on Form 10-K of Archipelago Learning, Inc. for the year ended December 31, 2009.
/s/ DELOITTE & TOUCHE LLP
Dallas, Texas
March 5, 2010